UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/23/2007

J.CREW GROUP, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-42427

DE	22-2894486
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

770 Broadway
New York, New York 10003
(Address of principal executive offices, including zip code)

(212) 209-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company's Board of Directors has elected David House as a Director, effective July 25, 2007. Mr. House will serve on the Audit Committee. In exchange for his services as a Director in 2007, Mr. House will receive the following compensation based upon the effective date of his appointment: (1) a pro-rated annual cash retainer of $17,500; (2) an additional cash payment of $2,000 for each Board meeting attended in person and $1,000 for each stand-alone Committee meeting attended in person; and (3) non-qualified stock options to purchase 2,750 shares of our common stock, which will be granted as soon as reasonably practicable, will have an exercise price equal to fair market value on the grant date (as determined under the applicable equity plan), will vest, subject to continued services as a Director, in three equal annual installments beginning on the first anniversary of the grant date and will have a seven year term. In addition, as a new Director, Mr. House will also receive additional non-qualified stock options to purchase 5,000 shares of our common stock to be granted as soon as reasonably practicable, which have the same terms and conditions described above, and will be required to own a minimum of 2,500 shares of our common stock.

In addition, the Board of Directors voted to fix the size of the Board of Directors at nine members effective July 25, 2007.

The Company issued a press release on July 23, 2007 announcing the election of David House to the Board of Directors. The text of the press release, which is attached as Exhibit 99.1, is incorporated by reference herein in its entirety.

Item 9.01.    Financial Statements and Exhibits

99.1         Press Release issued by the Company on July 23, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.CREW GROUP, INC.

Date: July 23, 2007	By:	/s/ Arlene S. Hong
Arlene S. Hong
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release issued by the Company on July 23, 2007.